UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2016

AECOM

(Exact name of Registrant as specified in its charter)

Delaware	0-52423	61-1088522
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1999 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code  (213) 593-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On November 23, 2016, a qui tam civil lawsuit filed pursuant to the federal False Claims Act was unsealed against URS Energy & Construction, Inc. (now known as AECOM Energy & Construction) and the successor to the former parent corporation of URS Corporation in the U.S. District Court for the Eastern District of Washington. The qui tam provisions of the federal False Claims Act, allow private individuals and former employees to bring lawsuits against government contractors on behalf of the federal government, in which the federal government may decide to intervene.  As previously disclosed in AECOM’s periodic reports, the federal government was investigating contractual compliance and technical issues in the design, development and construction of the Waste Treatment Plant at the Department of Energy’s Hanford Nuclear Reservation.  As a result of these investigations, in November 2016, the Department of Justice partially intervened in the qui tam lawsuit and contended that URS Energy & Construction and the former URS parent corporation made false claims pertaining to the Waste Treatment Plant contract from February 2007 until June 2013, a period which occurred before AECOM’s acquisition of URS Corporation and its affiliates in October 17, 2014.  On November 22, 2016, URS Energy & Construction and the former URS parent corporation settled with the Department of Justice to resolve the dispute without admitting liability and agreed to pay $57,500,000 (plus accrued interest and the relators attorneys’ fees).  The settlement was favorable to AECOM’s reserve for this matter. As a result, AECOM is increasing its fiscal year 2017 U.S. GAAP earnings per share guidance to $2.16 to $2.56 and its adjusted earnings per share guidance to $2.80 to $3.20.  A reconciliation of AECOM’s fiscal year 2017 adjusted earnings guidance to its GAAP earnings guidance is attached as Exhibit 99.1.

The information contained in this Current Report Form 8-K that is furnished under this Item 7.01 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

#99.1 - FY17 GAAP EPS Guidance based on Adjusted EPS Guidance — Regulation G Reconciliation Table

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

AECOM

Dated: November 23, 2016	By:	/s/ DAVID Y. GAN
David Y. Gan
Senior Vice President, Assistant General Counsel